Exhibit 5.1

June 26, 2014

Board of Directors

NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by NewMarket Corporation, a Virginia corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company’s common stock, no par value (the “Common Stock”) pursuant to the Company’s 2014 Incentive Compensation and Stock Plan (the “2014 Plan”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to effect the registration of 1,000,000 shares of Common Stock (the “Shares”) under the 2014 Plan.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the 2014 Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

                                                 /s/ WILLIAMS MULLEN

Williams Mullen Center | 200 South 10th Street, Suite 1600 (23219) P.O. Box 1320 Richmond, VA 23218 williamsmullen.com

T 804.420.6000 F 804.420.6507 DC NC VA | A Professional Corporation